Cortina Funds

Cortina Small Cap Value Fund

Item 77O – Transactions Effected Pursuant to Rule 10f-3

Underwriter From Whom the Fund Purchased	Members of Syndicates	Total Size of the Offering	Total Share Purchased by Investment Management	Purchase Price	Date of Purchase
Wells Fargo Securities	JP Morgan, BofA Merrill Lynch, BMO Capital Markets, Seaport Global Securities, CJS Securities, Barrington	$74,000,000	$740,000	$18.50	1/27/2017